Filed Pursuant to Rule 424(b)(3)

Registration No. 333-268847

PROSPECTUS

Edesa Biotech, Inc.

5,382,667 Common Shares

This prospectus relates to the resale from time to time, by the selling shareholders identified in this prospectus under the caption “Selling Shareholders,” of up to (i) 2,691,337 of our common shares, no par value (the “Shares”), (i) 1,345,665 common shares they may acquire upon the exercise of outstanding Class A warrants (the “Class A Warrants”) and (iii) 1,345,665 common shares they may acquire upon the exercise of outstanding Class B warrants (the “Class B Warrants, and together with the Class A Warrants, the “Warrants”). We issued the Shares and Warrants to the selling shareholders in a private placement that was completed on November 2, 2022.

The selling shareholders may, from time to time, sell, transfer or otherwise dispose of any or all of their common shares or interests in their common shares on any stock exchange, market or trading facility on which the common shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. See “Plan of Distribution” in this prospectus for more information. We will not receive any proceeds from the resale or other disposition of the common shares by the selling shareholders. However, we will receive the proceeds of any cash exercise of the Warrants. See “Use of Proceeds” beginning on page 6 and “Plan of Distribution” beginning on page 10 of this prospectus for more information.

Our common shares are listed on the Nasdaq Capital Market under the symbol “EDSA.” On December 22, 2022, the last reported sale price of our common shares as reported on the Nasdaq Capital Market was $1.87 per share.

You should read this prospectus, together with additional information described under the headings “Information Incorporated by Reference” and “Where You Can Find More Information,” carefully before you invest in any of our securities.

An investment in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties described in the section captioned “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended September 30, 2022 filed with the Securities and Exchange Commission on December 16, 2022 and other filings we make with the Securities and Exchange Commission from time to time, which are incorporated by reference herein in their entirety, together with other information in this prospectus and the information incorporated by reference herein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 23, 2022

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and the documents incorporated by reference herein. This summary does not contain all of the information that you should consider before deciding to invest in our securities. You should read this entire prospectus carefully, including the section entitled “Risk Factors” beginning on page 4 and our consolidated financial statements and the related notes and the other information incorporated by reference into this prospectus before making an investment decision.

All references to the terms “Edesa Biotech,” the “Company,” “we,” “us” or “our” in this prospectus refer to Edesa Biotech, Inc., a British Columbia corporation, and its consolidated subsidiaries, unless the context requires otherwise.

This prospectus and the information incorporated by reference herein contain references to trademarks, service marks and trade names owned by us or other companies. Solely for convenience, trademarks, service marks and trade names referred to in this prospectus and the information incorporated by reference herein, including logos, artwork, and other visual displays, may appear without the ® or ® symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks, service marks and trade names. We do not intend our use or display of other companies’ trade names, service marks or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies. Other trademarks, trade names and service marks appearing in this prospectus and the documents incorporated by reference herein are the property of their respective owners.

Overview

We are a biopharmaceutical company focused on acquiring, developing and commercializing clinical-stage drugs for inflammatory and immune-related diseases with clear unmet medical needs. We have multiple late-stage product candidates in our development pipeline.

Our most advanced drug candidate is EB05, a monoclonal antibody developed for acute and chronic disease indications that involve dysregulated innate immunity responses. EB05 inhibits toll-like receptor 4 (TLR4), a key immune signaling protein and an important mediator of inflammation. We are currently evaluating EB05 as a potential treatment for Acute Respiratory Distress Syndrome (ARDS), a life-threatening form of respiratory failure. In September 2022, we reported final results from the Phase 2 part of a Phase 2/Phase 3 study of EB05 in ARDS patients who were hospitalized for Covid-19-related respiratory disease. Among the findings, EB05 demonstrated statistically significant mortality reductions in critically ill hospitalized patients treated with EB05 plus Standard of Care treatment (SOC). We are currently enrolling patients in the Phase 3 part of the EB05 study.

In addition to EB05, we are developing product candidates for a number of chronic dermatological and inflammatory conditions. We recently completed enrollment of a Phase 2b study of our EB01 drug candidate in moderate-to-severe chronic Allergic Contact Dermatitis (ACD), a common occupational and work-related skin condition. We are also preparing an investigational new drug application (IND) in the United States for our EB07 product candidate to conduct a future Phase 2 study in systemic sclerosis (SSc), an autoimmune rheumatic disorder that causes fibrosis (scarring/hardening) of skin and internal organs. In Canada, we are preparing a clinical trial application (CTA) for our EB06 monoclonal antibody candidate to conduct a future Phase 2 study in vitiligo, a common autoimmune disorder that causes the skin to lose its color in patches.

Recent Developments

Private Placement

On November 2, 2022, we entered subscription agreements with the selling shareholders for the issuance and sale of an aggregate of (i) 2,691,337 common shares (the “Shares”), (ii) Class A Warrants to purchase 1,345,665 common shares and (iii) Class B Warrants to purchase 1,345,665 common shares (the “Private Placement”). Each common share was sold together with one-half of a Class A Warrant to purchase one common share and one-half of a Class B Warrant to purchase one common share. The price per Share and accompanying Warrants was $1.125. The Class A Warrants will be exercisable on the date that is the earlier to occur of (i) 60 days from the closing date of the offering and (ii) the date the registration statement of which this prospectus is a part is declared effective (the “Initial Exercise Date”) at an exercise price of $1.50 per share and will expire three years after the Initial Exercise Date. The Class B Warrants will be exercisable on the Initial Exercise Date at an exercise price of $1.00 per share and will expire 12 months after the Initial Exercise Date.

The closing of the Private Placement occurred on November 2, 2022. The Private Placement resulted in gross proceeds to us of approximately $3.0 million, before offering expenses payable by us. This prospectus covers the resale or other disposition by the selling shareholders of the Shares and the common shares issuable upon the exercise of the Warrants.

Corporate Information

We are a British Columbia, Canada corporation founded in 2007. We operate through our wholly owned subsidiaries, Edesa Biotech Research, Inc., an Ontario, Canada corporation, and Edesa Biotech USA, Inc., a California, USA corporation. In June 2019, we acquired the Ontario corporation through a reverse acquisition and changed our name to Edesa Biotech, Inc. Our common shares are traded on the Nasdaq Capital Market under the symbol “EDSA.” Our executive offices are located at 100 Spy Court, Markham, Ontario L3R 5H6 Canada and our telephone number at this location is (289) 800-9600. Our website address is www.edesabiotech.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus. Our trademarks and trade names include, but may not be limited to, “Edesa Biotech,” and the Edesa logo.

THE OFFERING

Common Shares offered by the selling shareholders	Up to 5,382,667 common shares, which are comprised of (i) 2,691,337 Shares, (ii) 1,345,665 common shares issuable upon the exercise of the Class A Warrants and (iii) 1,345,665 common shares issuable upon the exercise of the Class B Warrants.

Selling shareholders	All of the shares are being offered by the selling shareholders named herein. See “Selling Shareholders” on page 7 of this prospectus for more information on the selling shareholders.

Listing information	Our common shares are listed on the Nasdaq Capital Market under the symbol “EDSA.”

Use of proceeds	We will not receive any proceeds from the common shares offered by the selling shareholder under this prospectus. However, we will receive the proceeds of any cash exercise of the Warrants. We intend to use the net proceeds from any cash exercise of the Warrants for working capital and general corporate purposes. See “Use of Proceeds.”

Risk Factors	An investment in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties described in the section captioned “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended September 30, 2022 filed with the Securities and Exchange Commission on December 16, 2022 and other filings we make with the Securities and Exchange Commission from time to time, which are incorporated by reference herein in their entirety, together with other information in this prospectus and the information incorporated by reference herein. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could suffer materially. In such event, the trading price of our common shares could decline, and you might lose all or part of your investment.

RISK FACTORS

An investment in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks and uncertainties described in the section captioned “Risk Factors” contained in our Annual Report on Form 10-K for the fiscal year ended September 30, 2022 filed with the Securities and Exchange Commission on December 16, 2022 and other filings we make with the Securities and Exchange Commission from time to time, which are incorporated by reference herein in their entirety, together with other information in this prospectus and the information incorporated by reference herein. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could suffer materially. In such event, the trading price of our common shares could decline, and you might lose all or part of your investment.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated herein by reference contain “forward-looking statements” made pursuant to the safe-harbor provision of the U.S. Private Securities Litigation Reform Act of 1995, which reflect our current expectations regarding future events. All statements other than statements of historical facts included in or incorporated by reference into this prospectus that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. Our forward-looking statements generally include statements about our plans, objectives, strategies and prospects regarding, among other things, our businesses, results of operations, liquidity and financial condition. In some cases, we have identified these forward-looking statements with words like “believe,” “may,” “could,” “might,” “possible,” “potential,” “project,” “will,” “should,” “expect,” “intend,” “plan,” “predict,” “anticipate,” “estimate,” “approximate,” “contemplate” or “continue,” or the negative of these words or other words and terms of similar meaning. Known and unknown risks and uncertainties could cause our actual results to differ materially from those in forward-looking statements. Such risks include, but are not limited to, the following:

●	our ability to obtain funding for our operations;

●	our estimates regarding our expenses, revenues, anticipated capital requirements and our needs for additional financing;

●	the timing of the commencement, progress and receipt of data from any of our preclinical and clinical trial

●	the expected results of any preclinical or clinical trial and the impact on the likelihood or timing of any regulatory approval;

●	the therapeutic benefits, effectiveness and safety of our product candidates

●	the timing or likelihood of regulatory filings and approvals;

●	changes in our strategy or development plans;

●	the volatility of our common share price;

●	the rate and degree of market acceptance and clinical utility of any future products;

●	the effect of competition;

●	our ability to protect our intellectual property as well as comply with the terms of license agreements with third parties;

●	our ability to identify, develop and commercialize additional products or product candidates;

●	reliance on key personnel; and

●	general changes in economic or business conditions, including those caused by COVID-19 and its variants.

More detailed information about these and other factors is included under “Risk Factors” in this and in other documents incorporated herein by reference. Many of these factors are beyond our control. Future events may vary substantially from what we currently foresee. You should not place undue reliance on such forward-looking statements. We are under no obligation to update or alter such forward-looking statements whether as a result of new information, future results, events, developments or otherwise, unless required to do so by a governmental authority or applicable law. We advise you, however, to review any further disclosures we make on related subjects in our most recent Annual Report on Form 10-K, as well as any amendments thereto reflected in subsequent filings with the SEC.

USE OF PROCEEDS

All of our common shares offered by this prospectus are being registered for the accounts of the selling shareholders, and we will not receive any proceeds from the sale of these common shares. However, we will receive proceeds from the exercise of the Warrants if the Warrants are exercised for cash. We intend to use those proceeds, if any, for general corporate purposes.

SELLING SHAREHOLDERS

This prospectus covers the resale or other disposition by the selling shareholders identified in the table below of up to an aggregate of 5,382,667 common shares, which are comprised of (i) 2,691,337 common shares, (ii) 1,345,665 common shares issuable upon the exercise of the Class A Warrants and (iii) 1,345,665 common shares issuable upon the exercise of the Class B Warrants.

The selling shareholders acquired their securities in the transaction described above under the heading “Prospectus Summary – Recent Developments – Private Placement.”

The Warrants held by the selling shareholders contain limitations which prevent the holder from exercising such Warrants if such exercise would cause the selling shareholder, together with certain related parties, to beneficially own a number of common shares which would exceed 4.99% of our then outstanding common shares following such exercise, excluding for purposes of such determination, common shares issuable upon exercise of the Warrants which have not been exercised.

The table below sets forth, as of December 14, 2022, the following information regarding the selling shareholders:

•	the name of the selling shareholder;

•	the number of common shares owned by the selling shareholder prior to this offering, without regard to any beneficial ownership limitations contained in the Warrants;

•	the number of common shares to be offered by the selling shareholder in this offering;

•	the number of common shares to be owned by the selling shareholder assuming the sale of all of the common shares covered by this prospectus; and

•	the percentage of our issued and outstanding common shares to be owned by the selling shareholder assuming the sale of all of the common shares covered by this prospectus based on the number of common shares issued and outstanding as of December 14, 2022.

Except as described above, the number of common shares beneficially owned by the selling shareholder has been determined in accordance with Rule 13d-3 under the Exchange Act and includes, for such purpose, common shares that the selling shareholder has the right to acquire within 60 days of December 14, 2022.

All information with respect to the common share ownership of the selling shareholders has been furnished by or on behalf of the selling shareholders. We believe, based on information supplied by the selling shareholders, that except as may otherwise be indicated in the footnotes to the table below, the selling shareholders have sole voting and dispositive power with respect to the common shares reported as beneficially owned by it. Because the selling shareholders identified in the table may sell some or all of the common shares beneficially owned by it and covered by this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the common shares, no estimate can be given as to the number of common shares available for resale hereby that will be held by the selling shareholders upon termination of this offering. In addition, the selling shareholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the common shares they beneficially own in transactions exempt from the registration requirements of the Securities Act after the date on which they provided the information set forth in the table below. We have, therefore, assumed for the purposes of the following table, that the selling shareholders will sell all of the common shares owned beneficially by it that are covered by this prospectus, but will not sell any other common shares that they presently own. The selling shareholders have, except as disclosed below, have not held any position or office, or has otherwise had a material relationship, with us or any of our subsidiaries within the past three years other than as a result of the ownership of our common shares or other securities.

Name of Selling Shareholder	Shares Owned prior to Offering		Shares Offered by this Prospectus	Shares Owned after Offering	Percentage of Shares Beneficially Owned after Offering (1)
Pankaj Varma	94,304	(2)	91,304	3,000	*
Nikolaos Mamalias	65,216	(3)	65,216	-	-
Milad Zamani	111,433	(4)	65,216	46,217	*
3487938 Canada Inc.	195,652	(5)	195,652	-	-
Jeff McLean	342,369	(6)	260,869	81,500	*
Sharlene Gill	65,216	(7)	65,216	-	-
Sancha Investments Limited	32,608	(8)	32,608	-	-
Maverick Holdings Corporation	65,216	(9)	65,216	-	-
2248618 Ontario Inc.	898,130	(10)	652,176	245,954	1.0%
The New Nijhawan Family Trust 2015 (11)	456,524	(12)	456,524	-	-
Pardeep Nijhawan Medicine Professional Corporation (13)	2,592,118	(14)	456,524	2,135,594	8.6%
Lynwood Opportunities Master Fund by its Investment Advisor Lynwood Capital Management Inc.	521,741	(15)	521,741	-	-
Lakemount Developments Inc.	130,433	(16)	130,433	-	-
David Novak	130,433	(17)	130,433	-	-
Caitlin McCain	13,568	(18)	6,520	7,048	*
Jesse Paul Babwah Medicine Professional Corporation	260,869	(19)	260,869	-	-
Gregory Dimmer	39,129	(20)	39,129	-	-
Michael Brooks (21)	369,684	(22)	8,477	361,207	1.5%
Marwan Kubursi	65,216	(23)	65,216	-	-
Kathi Niffenegger Trust (24)	20,517	(25)	17,776	2,741	*
Gary Koppenjan (26)	144,886	(27)	17,776	127,110	*
Velan Capital Partners, LP	1,777,776	(28)	1,777,776	-	-

*	Less than 1%.
(1)	Percentages are based on 19,353,351 common shares outstanding as of December 14, 2022.
(2)	Consists of (i) 48,652 common shares, (ii) 22,826 Class A Warrants and (iii) 22,826 Class B Warrants.
(3)	Consists of (i) 32,608 common shares, (ii) 16,304 Class A Warrants and (iii) 16,304 Class B Warrants.
(4)	Consists of (i) 78,825 common shares, (ii) 16,304 Class A Warrants and (iii) 16,304 Class B Warrants.
(5)	Consists of (i) 97,826 common shares, (ii) 48,913 Class A Warrants and (iii) 48,913 Class B Warrants.
(6)	Consists of (i) 165,060 common shares, (ii) 65,217 Class A Warrants, (iii) 65,217 Class B Warrants and (iv) 46,875 common shares issuable upon exercise of other warrants.
(7)	Consists of (i) 32,608 common shares, (ii) 16,304 Class A Warrants and (iii) 16,304 Class B Warrants.
(8)	Consists of (i) 16,304 common shares, (ii) 8,152 Class A Warrants and (iii) 8,152 Class B Warrants.
(9)	Consists of (i) 32,608 common shares, (ii) 16,304 Class A Warrants and (iii) 16,304 Class B Warrants.
(10)	Consists of (i) 560,323 common shares, (ii) 163,044 Class A Warrants, (iii) 163,044 Class B Warrants and (iv) 11,719 common shares issuable upon the exercise of other warrants.
(11)	Pardeep Nijhawan, our Chief Executive Officer and member of our board of directors, is co-trustee of The New Nijhawan Family Trust 2015.
(12)	Consists of (i) 228,262 common shares, (ii) 114,131 common shares issuable upon exercise of Class A Warrants and (iii) 114,131 common shares issuable upon exercise of Class B Warrants held by The New Nijhawan Family Trust 2015 for which each of Pardeep Nijhawan and Nidhi Nijhawan, as trustees, have voting and dispositive power over all such shares.
(13)	Pardeep Nijhawan, our Chief Executive Officer and member of our board of directors, is the sole executive officer and sole director of Pardeep Nijhawan Medicine Professional Corporation.
(14)	Consists of (i) 2,356,914 common shares, (ii) 114,131 common shares issuable upon exercise of Class A Warrants, (iii) 114,131 Common Shares issuable upon exercise of Class B Warrants and (iv) 6,942 common shares issuable upon exercise of other warrants held by Pardeep Nijhawan Medicine Professional Corporation for which Pardeep Nijhawan has sole voting and dispositive power over all such shares
(15)	Consists of (i) 260,871 common shares, (ii) 130,435 Class A Warrants and (iii) 130,435 Class B Warrants.
(16)	Consists of (i) 65,217 common shares, (ii) 32,608 Class A Warrants and (iii) 32,608 Class B Warrants.

(17)	Consists of (i) 65,217 common shares, (ii) 32,608 Class A Warrants and (iii) 32,608 Class B Warrants.
(18)	Consists of (i) 6,792 common shares, (ii) 1,630 Class A Warrants, (iii) 1,630 Class B Warrants and (iv) 3,516 common shares issuable upon the exercise of other warrants...
(19)	Consists of (i) 130,435 common shares, (ii) 65,217 Class A Warrants and (iii) 65,217 Class B Warrants.
(20)	Consists of (i) 19,565 common shares, (ii) 9,782 Class A Warrants and (iii) 9,782 Class B Warrants.
(21)	Michael Brooks is our President.
(22)	Consists of (i) 30,480 common shares, (ii) 2,119 common shares issuable upon exercise of Class A Warrants, (iii) 2,119 common shares issuable upon exercise of Class B Warrants, (iv) 1,371 common shares issuable upon exercise of other warrants and (v) 333,595 common shares issuable upon exercise of options exercisable within sixty days of December 14, 2022.
(23)	Consists of (i) 32,608 common shares, (ii) 16,304 Class A Warrants and (iii) 16,304 Class B Warrants.
(24)	Kathi Niffenegger, our Chief Financial Officer, is the sole trustee of Kathi Niffenegger Trust.
(25)	Consists of (i) 10,715 common shares, (ii) 4,444 common shares issuable upon exercise of Class A Warrants, (iii) 4,444 common shares issuable upon exercise of Class B Warrants and (iv) 914 common shares issuable upon the exercise of other warrants held by the Kathi Niffenegger Trust for which Kathi Niffenegger, as trustee, has sole voting and dispositive power over all such shares.
(26)	Gary Koppenjan is our Vice President of Investor Relations & Communications.
(27)	Consists of (i) 11,488 common shares, (ii) 4,444 common shares issuable upon exercise of Class A Warrants, (iii) 4,444 common shares issuable upon exercise of Class B Warrants, (iv) 914 common shares issuable upon exercise of other warrants and (v) 123,596 common shares issuable upon exercise of options exercisable within sixty days of December 14, 2022.
(28)	Consists of (i) 888,888 common shares, (ii) 444,444 Class A Warrants and (iii) 444,444 Class B Warrants.

PLAN OF DISTRIBUTION

Each selling shareholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their common shares covered hereby on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the common shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling shareholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the selling shareholders to sell a specified number of such shares of Common Share at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling shareholders may also sell common shares under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of common shares or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common shares in the course of hedging the positions they assume. The selling shareholders may also sell common shares short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these common shares. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of common shares offered by this prospectus, which common shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders and any broker-dealers or agents that are involved in selling the common shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the common shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling shareholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the common shares. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the common shares may be resold by the selling shareholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the common shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the Common Share for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the Common Share by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF SECURITIES

Description of Capital Shares

We are authorized to issue an unlimited number of common shares, no par value, and preferred shares, no par value. As of December 14, 2022, there were 19,353,351 common shares outstanding and no preferred shares outstanding.

Common Shares

The holders of our common shares are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders. Our shareholders do not have cumulative voting rights in the election of directors. Subject to preferences that may be applicable to any outstanding preferred shares, the holders of common shares are entitled to receive ratably only those dividends as may be declared by our board of directors out of legally available funds. Upon our liquidation, dissolution or winding up, holders of our common shares are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding preferred shares. Holders of common shares have no preemptive or other subscription or conversion rights. There are no redemption or sinking fund provisions applicable to our common shares. Common shares outstanding, and to be issued, are, and will be, fully paid and non-assessable. Additional shares of authorized common shares may be issued, as authorized by our board of directors from time to time, without shareholder approval, except as may be required by applicable stock exchange requirements.

Preferred Shares

Pursuant to our Notice of Articles and Articles, as amended, and the provisions of the British Columbia Business Corporations Act, or “the Act”, our board of directors has the authority, without further action by the shareholders (unless such shareholder action is required by applicable law or the rules of the Nasdaq Stock Market), to designate and issue an unlimited number of preferred shares in one of more series, to establish from time to time the number of shares to be included in each such series, to fix the designations, powers, preferences and rights of the shares of each wholly unissued series, and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series, but not below the number of shares of such series then outstanding. Preferred shares, if issued, will be fully paid and non-assessable.

The board of directors’ authority to determine the terms of any such preferred shares include, without limitation: (i) the designation of each series and the number of preferred shares that will constitute each such series; (ii) the dividend rate or amount, if any, for each series; (iii) the price at which, and the terms and conditions on which, the preferred shares of each series may be redeemed, if such shares are redeemable; (iv) the terms and conditions, if any, upon which preferred shares of such series may be converted into shares of other classes or series of shares of the Company, or other securities; and (v) the maturity date, if any, for each such series; but no such special rights or restriction shall contravene any other provision of Part 26 of the Articles of the Company.

We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, a Notice of Alteration to the Notice of Articles of the Company, which will be filed in accordance with British Columbia law and which shall describe the designations, preferences, limitations, restrictions and rights of the series of preferred shares that we are offering before the issuance of that series of preferred shares. This description will include:

•	the title and stated value;
•	the number of shares we are offering;
•	the liquidation preference per share;
•	the purchase price;
•	the rate and amount of dividends (whether cumulative, non-cumulative or partially cumulative), the dates and places of payment thereof;
•	the consideration for, and the terms and conditions of, any purchase for cancellation or redemption thereof (including redemption after a fixed term or at a premium);
•	the conversion or exchange rights;
•	the terms and conditions of any share purchase plan or sinking fund;
•	the restrictions respecting payment of dividends on, or the repayment of capital in respect of, any other share of the Company;
•	the voting rights and restrictions, if any;

•	any listing of the preferred shares on any securities exchange or market;
•	whether the preferred shares will be convertible into our common shares, and, if applicable, the conversion price, or how it will be calculated, and the conversion period;
•	preemptive rights, if any;
•	restrictions on transfer, sale or other assignment, if any;
•	whether interests in the preferred shares will be represented by depositary shares;
•	a discussion of any material Canadian or United States federal income tax considerations applicable to the preferred shares;
•	the relative ranking and preferences of the preferred shares as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;
•	any limitations on the issuance of any class or series of preferred shares ranking senior to or on a parity with the series of preferred shares as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and
•	any other specific terms, preferences, rights or limitations of, or restrictions on, the preferred shares.

The issuance of preferred shares may or may not have a dilutive effect on the voting rights of shareholders owning common shares, depending on the rights and preferences set by the board of directors. Preferred shares may be issued quickly with terms designed to delay or prevent a change in control of our company or make removal of management more difficult. However, except for such rights relating to the election of directors on a default in payment of dividends as may be attached to any series of the preferred shares by the board of directors or in connection with convertible preferred shares, the holders of preferred shares shall not be entitled, as such, to receive notice of, or to attend or vote at, any general meeting of shareholders of the Company. Section 61 of the Act provides that the special rights attached to preferred shares may not be prejudiced or interfered with unless the shareholders holding such class of shares consent to such matter by a special resolution of such holders of preferred shares. Additionally, the issuance of preferred shares may have the effect of decreasing the market price of our common shares.

Certain Provisions of Our Charter Documents and British Columbia Law

Anti-takeover Provisions of our Articles

In addition to the board of directors’ ability to issue preferred shares, our Articles, as amended, contain other provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control of our Company unless such takeover or change in control is approved by our board of directors. These provisions include a supermajority vote requirement for business combinations.

Advance Notice Procedures for Shareholder Proposals

Effective October 31, 2013, our board of directors adopted an advance notice policy (the “Advance Notice Policy”) with immediate effect for the purpose of providing our shareholders, directors and management with a clear framework for nominating our directors in connection with any annual or special meeting of shareholders. The Advance Notice Policy was approved by the shareholders at our annual meeting on February 13, 2014.

Purpose of the Advance Notice Policy. Our directors are committed to: (i) facilitating an orderly and efficient annual general or, where the need arises, special meeting, process; (ii) ensuring that all shareholders receive adequate notice of the director nominations and sufficient information with respect to all nominees; and (iii) allowing shareholders to register an informed vote having been afforded reasonable time for appropriate deliberation. The purpose of the Advance Notice Policy is to provide our shareholders, directors and management with a clear framework for nominating directors. The Advance Notice Policy fixes a deadline by which holders of record of our common shares must submit director nominations to the Company prior to any annual or special meeting of shareholders and sets forth the information that a shareholder must include in the notice to the Company for the notice to be in proper written form in order for any director nominee to be eligible for election at any annual or special meeting of shareholders.

Terms of the Advance Notice Policy. The Advance Notice Policy provides that advance notice to the Company must be made in circumstances where nominations of persons for election to our board of directors are made by shareholders of the Company other than pursuant to: (i) a “proposal” made in accordance with Division 7 of Part 5 of the Act or (ii) a requisition of the shareholders made in accordance with section 167 of the Act. Among other things, the Advance Notice Policy fixes a deadline by which holders of record of our common shares must submit director nominations to the secretary of the Company prior to any annual or special meeting of shareholders and sets forth the specific information that a shareholder must include in the written notice to the secretary of the Company for an effective nomination to occur. No person will be eligible for election as a director of the Company unless nominated in accordance with the provisions of the Advance Notice Policy.

In the case of an annual meeting of shareholders, notice to the Company must be made not less than 30 nor more than 65 days prior to the date of the annual meeting; provided, however, that in the event that the annual meeting is to be held on a date that is less than 50 days after the date on which the first public announcement of the date of the annual meeting was made, notice may be made not later than the close of business on the 10th day following such public announcement.

In the case of a special meeting of shareholders (which is not also an annual meeting), notice to the Company must be made not later than the close of business on the 15th day following the day on which the first public announcement of the date of the special meeting was made.

Our board of directors may, in its sole discretion, waive any requirement of the Advance Notice Policy.

Provisions of British Columbia Law Governing Business Combinations

All provinces of Canada have adopted National Instrument 62-104 entitled “Take-Over Bids and Issuer Bids” and related forms to harmonize and consolidate take-over bid and issuer bid regimes nationally (“NI 62-104”). The Canadian Securities Administrators, or CSA, have also issued National Policy 62-203 entitled “Take-Over Bids and Issuer Bids” (the “National Policy”) which contains regulatory guidance on the interpretation and application of NI 62-104 and on the conduct of parties involved in a bid. The National Policy and NI 62-104 are collectively referred to as the “Bid Regime.” The National Policy does not have the force of law, but is an indication by the CSA of what the intentions and desires of the regulators are in the areas covered by their policies. Unlike some regimes where the take-over bid rules are primarily policy-driven, in Canada the regulatory framework for take-over bids is primarily rules-based, which rules are supported by policy.

A “take-over bid” or “bid” is an offer to acquire outstanding voting or equity securities of a class made to any person who is in one of the provinces of Canada or to any securityholder of an offeree issuer whose last address as shown on the books of a target is in such province, where the securities subject to the offer to acquire, together with the securities “beneficially owned” by the offeror, or any other person acting jointly or in concert with the offeror, constitute in the aggregate 20% or more of the outstanding securities of that class of securities at the date of the offer to acquire. For the purposes of the Bid Regime, a security is deemed to be “beneficially owned” by an offeror as of a specific date if the offeror is the beneficial owner of a security convertible into the security within 60 days following that date, or has a right or obligation permitting or requiring the offeror, whether or not on conditions, to acquire beneficial ownership of the security within 60 days by a single transaction or a series of linked transactions. Offerors are also subject to early warning requirements, where an offeror who acquires “beneficial ownership of”, or control or direction over, voting or equity securities of any class of a reporting issuer or securities convertible into, voting or equity securities of any class of a target that, together with the offeror’s securities, would constitute 10% or more of the outstanding securities of that class must promptly publicly issue and file a news release containing certain prescribed information, and, within two business days, file an early warning report containing substantially the same information as is contained in the news release.

In addition, where an offeror is required to file an early warning report or a further report as described and the offeror acquires or disposes of beneficial ownership of, or the power to exercise control or direction over, an additional 2% or more of the outstanding securities of the class, or disposes of beneficial ownership of outstanding securities of the class below 10%, the offeror must issue an additional press release and file a new early warning report. Any material change in a previously filed early warning report also triggers the issuance and filing of a new press release and early warning report. During the period commencing on the occurrence of an event in respect of which an early warning report is required and terminating on the expiry of one business day from the date that the early warning report is filed, the offeror may not acquire or offer to acquire beneficial ownership of any securities of the class in respect of which the early warning report was required to be filed or any securities convertible into securities of that class. This requirement does not apply to an offeror that has beneficial ownership of, or control or direction over, securities that comprise 20% of more of the outstanding securities of the class.

Related party transactions, issuer bids and insider bids are subject to additional regulation that may differ depending on the particular jurisdiction of Canada in which it occurs.

LEGAL MATTERS

The validity of the common shares offered hereby will be passed upon for us by Fasken Martineau DuMoulin, LLP.

EXPERTS

The consolidated financial statements incorporated into this prospectus by reference to our Annual Report on Form 10-K for the financial year ended September 30, 2022, have been so incorporated in reliance on the report of MNP LLP, independent auditors, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and in accordance therewith file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is www.sec.gov.

We make available free of charge on or through our website at www.edesabiotech.com, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after we electronically file such material with or otherwise furnish it to the SEC.

We have filed with the SEC a registration statement under the Securities Act, relating to the offering of these securities. The registration statement, including the attached exhibits, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. You can obtain a copy of the registration statement for free at www.sec.gov. The registration statement and the documents referred to below under “Incorporation of Certain Information By Reference” are also available on our website, www.edesabiotech.com.

We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future documents (excluding information furnished pursuant to Items 2.02 and 7.01 of Form 8-K) we file with the SEC pursuant to Sections l3(a), l3(c), 14 or l5(d) of the Exchange Act, subsequent to the date of this prospectus and prior to the termination of the offering:

●	our Annual Report on Form 10-K for the fiscal year ended September 30, 2022 filed with the SEC on December 16, 2022;

●	our Current Report on Form 8-K filed with the SEC November 3, 2022 (other than any portions thereof deemed furnished and not filed); and

●	the description of our common shares contained in our Registration Statement on Form 8-A filed with the SEC on November 3, 2015, including any amendment or report filed for the purpose of updating such description.

All reports and other documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement, and after the date of this prospectus but before the termination of the offering of the securities hereunder will also be considered to be incorporated by reference into this prospectus from the date of the filing of these reports and documents, and will supersede the information herein; provided, however, that all reports, exhibits and other information that we “furnish” to the SEC will not be considered incorporated by reference into this prospectus. We undertake to provide without charge to each person (including any beneficial owner) who receives a copy of this prospectus, upon written or oral request, a copy of all of the preceding documents that are incorporated by reference (other than exhibits, unless the exhibits are specifically incorporated by reference into these documents). You may request a copy of these materials in the manner set forth under the heading “Additional Information,” above.

5,382,667 Common Shares

PROSPECTUS

December 23, 2022